UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Ameron International Corporation

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The Chief Executive Officer and Chairman of the Board of Directors of Ameron International Corporation, James S. Marlen, today wrote to Ameron's stockholders urging them to reject Barington Capital's proxy solicitation. Mr. Marlen's letter was distributed by press release and is being mailed to stockholders. Mr. Marlen's letter reads as follows:

March 16, 2011

Dear Stockholders:

It is my privilege to work with such an outstanding management team and the dedicated employees of Ameron. I am proud of our record of accomplishments, including an outstanding return to stockholders and the transformation of Ameron into a world-class infrastructure company with a bright future.

As you may know, our upcoming stockholder meeting and vote on March 30 is especially important in light of the opportunistic ambitions of hedge fund Barington Capital Group (“Barington”), which is run by James Mitarotonda. Barington is running a disruptive and costly proxy contest that we believe threatens to hinder the progress of the Company and destroy stockholder value.

As CEO of Ameron for the last 17 years, I am writing you today with my personal perspective on the Company’s strengths, the opportunities ahead of Ameron, and the threat that I believe Barington and Mr. Mitarotonda pose to Ameron’s future prospects. I am also writing to personally ask you to support current management. You can do this today by returning your GOLD proxy card from Ameron to re-elect the Board’s Director nominees.

I also urge you to read the Board’s comprehensive conclusions, which support and amplify my views expressed here. The Board’s letters to stockholders contain important information necessary for you to make an informed decision in casting your vote. They can be found at http://www.ezodproxy.com/ameron/2011.

1)	Ameron is Transformed and Positioned for Growth. When I joined Ameron, the Company was struggling to effectively deal with market conditions, high costs and low productivity. Over the years, together with the Board and management team, we have transformed Ameron into the leading manufacturer of specialized industrial products, a diversified infrastructure company without equal in most of the markets we serve. We did this by streamlining operations, maintaining an unwavering focus on our core businesses and capturing market share, better positioning the Company to respond to cyclical downturns, and expanding internationally. We believe that Ameron is now better positioned than any of our competitors to address current and future infrastructure needs in our markets around the world.

2)	Growth and Returns Achieved Through Active Leadership and Innovation. We transformed the Company by investing in those businesses with the greatest growth potential and where the Company has a competitive advantage, and by exiting those businesses where we could not reasonably expect to achieve or maintain leadership. Key milestones of our success include the divestiture of the Coatings business and TAMCO and investments in our core businesses – Fiberglass-Composite Pipe, Water Transmission, Infrastructure Products. We have invested more than $220 million in internal growth initiatives over the last five years and expanded Ameron’s footprint domestically and abroad. Today, Ameron is a focused company with a number one or two position in all of its principal markets. This performance is the fruit of strong leadership, including strong Board engagement, and innovation, built on a foundation of deep experience. I have more than 40 years of success managing divisions and businesses, both domestically and internationally, and Ameron’s other directors and officers all have highly relevant expertise and deep knowledge of Ameron’s businesses and markets. David Davenport is a former university president, an expert on public policy issues affecting our markets and an insightful and dedicated director of Ameron for the past nine years. We do not believe that Mr. Mitarotonda can meaningfully add to the Board. If anything, the Board’s lack of confidence in Mr. Mitarotonda could disrupt the Board’s ability to guide Ameron.

3)	Strong Balance Sheet Management Proved Critical During Downturn. Rigorous financial management has supported the Company’s initiatives and is a key reason that Ameron weathered the downturn in the economy and the steep decline in infrastructure markets. The Company remained profitable during this time and is now uniquely able to capitalize on the opportunities ahead. We continue to scrutinize our alternatives for using cash. When cash cannot be effectively used in the business, we will return such excess cash to stockholders, as we have done in the past through special dividends and stock repurchases.

4)	Outstanding Stockholder Returns and Potential Future Upside. During my tenure, over the last 17 years, Ameron significantly outperformed overall market indices and generated a total stockholder return of 11.2 percent per year.

Total Stockholder Return – James Marlen’s Tenure June 30, 1993 – January 31, 2011 (1)

(1)	Source: Bloomberg returns calculated monthly. Assumes dividends reinvested.

In the last five years, despite the global economic downturn, Ameron has produced an annual 12 percent total return.

Total Stockholder Return –

November 30, 2005 – November 30, 2010 (2)

(2)	Peer group includes Ameron International Corp., National Oilwell Varco Inc., Lufkin Industries Inc., Dresser-Rand Group Inc., Vulcan Materials Co., Valmont Industries Inc., Insituform Technologies Inc., Northwest Pipe Co., Martin Marietta Materials Inc., Texas Industries Inc., Trinity Industries Inc., and Gibraltar Industries Inc. Weighting based on market cap as of 11/30/05.

5)	Barington’s Performance Does Not Measure Up. In stark contrast to Ameron’s performance, Barington’s fund has deteriorated by more than 80 percent, to a fraction of its initial size, due to massive investor redemptions, and we understand that Barington now manages less than $100 million in assets. We also have been informed that there has been significant turnover in analysts and managers at Barington, which we believe to be partly the result of Mr. Mitarotonda’s actions.

6)	A Strong Strategy for Future Growth. The Company’s management team is intently planning to grow sales and capture market share. We believe that great opportunities will abound for well-positioned companies like Ameron, once pent-up demand in the infrastructure markets is unleashed by economic recovery.

7)	Strong Board Oversight and Governance. Your Board has improved Ameron’s corporate governance policies to ensure the long-term benefit of all Ameron stockholders and to respond to stockholder concerns. These changes included: the future separation of the positions of Chairman and CEO, new stock ownership and retention policies, new peer groups for compensation purposes, and discontinuation of tax gross-ups on executive perquisites.

8)	Thoughtful Succession Planning. A thoughtful succession plan is in place for the Company. This plan is on track and well underway, led by the distinguished search firm, Korn Ferry. While Barington’s proxy campaign is a hindrance to this process, we are confident that the Company’s strong reputation, performance, and track record will attract a number of highly qualified chief executive candidates to lead Ameron through its next phase of growth, performance and stockholder return.

The bottom line: Do not trust Mr. Mitarotonda to deliver long-term value for stockholders. I urge you to discard any white proxy card you receive from Barington; vote on the GOLD proxy card from Ameron to re-elect the Board’s nominees—James Marlen and David Davenport.

Sincerely,

James S. Marlen

Chief Executive Officer and

Chairman of the Board of Directors

Vote the GOLD Proxy Card to Support Your Board’s Nominees

Please vote your GOLD proxy today and support your Company. Even if you have sent a white proxy card to Barington, you have every right to change your vote. You may revoke that proxy, and vote as recommended by your Board by signing, dating and mailing the enclosed GOLD proxy card in the enclosed envelope. Only your latest dated proxy counts. If you have any questions on how to vote your shares, please call our proxy solicitor:

MORROW & CO., LLC

Call Toll Free at (800) 662-5200 / Call Collect at (203) 658-9400

or email at: ameron.info@morrowco.com

Additional Information and Where to Find It

Ameron has filed with the Securities and Exchange Commission (“SEC”), and has mailed to stockholders, a proxy statement in connection with its 2011 Annual Meeting of stockholders. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents and other documents filed with the SEC by Ameron through the website maintained by the SEC at http://www.sec.gov and at http://www.ezodproxy.com/ameron/2011, or by writing to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101-3638.

Certain Information Regarding Participants

Ameron and its Directors are, and certain of its officers may be deemed to be, participants in the solicitation of proxies with respect to the 2011 Annual Meeting of stockholders. A description of the direct and indirect interests of the participants, by securities holdings or otherwise, was contained in Ameron’s proxy statement that was filed with the SEC on February 28, 2011.

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